SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): June 11, 2007 (May 30, 2007)

Organetix, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-29461	73-1556428
(Commission File Number)	(IRS Employer Identification No.)

Organetix, Inc.
c/o Rubin, Bailin, Ortoli LLP
405 Park Avenue, 15th Floor
New York, New York 10022
(Address of Principal Executive Offices)(Zip Code)

212-935-0900
(Registrant's Telephone Number, Including Area Code)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arraignments of Certain Officers.

On May 30, 2007, the board of directors of Organetix, Inc. (the “Corporation”) appointed Seth Shaw as Interim President and Chief Executive Officer effective immediately.  Mr. Shaw's duties and responsibilities as Interim President and Chief Executive Officer will be those that are customary to the office.

In April of 2005, Mr. Shaw founded Novastar Resources Ltd. to focus on the acquisition of thorium properties, with the vision of the metal thorium being utilized as a more efficient, non-proliferative source of nuclear fuel, at a future point. Mr. Shaw assisted the Corporation in raising capital and was instrumental in the successful completion of the merger between Novastar Resources and Thorium Power. Mr. Shaw was retained as the Director of Strategic Planning to maintain Institutional Investor Relations for the firm until April 2007. He remains as a consultant to the company at the present time.

Since March 2007 Mr. Shaw has also held a position at Uni-Pixel, Inc., handling institutional investor relations. In this capacity, he has assisted management in enhancing market awareness with top tier institutional investors.

Previously Mr. Shaw helped form the biotechnology startup, Physician Therapeutics, LLC, in early 2004. He served as Interim Chief Financial Officer for more than one year, arranging the company's initial financing and assisting in the structuring and negotiation of joint ventures. That Company was subsequently acquired by Targeted Medical Pharma.

Mr. Shaw graduated from Cornell University in 2003 with a bachelor's degree in Policy Analysis Management and a concentration in Econometrics. Mr. Shaw sits on the boards of the Cypress Fund for World Peace and Security in Washington, D.C. and the Jewish Community Center ("JCC") in Dutchess County, New York.

Immediately subsequent to Mr. Shaw’s appointments, Dr. David Hostelley resigned from his position as Director.

The Press Release is attached as Exhibit 99.1 and incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d)     Exhibits. The following exhibit is filed with and incorporated by reference into this Current Report on Form 8-K, as indicated:

99.1  Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Organetix, Inc.

Date: June 8, 2007

/s/ Seth Shaw
Seth Shaw
Interim President and Chief Executive Officer